Exhibit 4.2

EXECUTION VERSION

DIPLOMAT PHARMACY, INC.

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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5.1	GOVERNING LAW; CONSENT TO JURISDICTION	24
5.2	SUCCESSORS AND ASSIGNS	24
5.3	ENTIRE AGREEMENT	25
5.4	SEVERABILITY	25
5.5	AMENDMENT AND WAIVER	25
5.6	DELAYS OR OMISSIONS	26
5.7	NOTICES	26
5.8	ATTORNEYS’ FEES	26
5.9	TITLES AND SUBTITLES	26
5.10	AGGREGATION OF STOCK	26
5.11	COUNTERPARTS	27
5.12	SPECIFIC PERFORMANCE	27

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DIPLOMAT PHARMACY, INC.

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of March 31, 2014 by and among DIPLOMAT PHARMACY, INC., a Michigan corporation (the “Company”), the holders of the Company’s Series A Preferred Stock listed in Exhibit A to this Agreement (collectively, the “Existing Investors” and each, without distinction among them, an “Existing Investor”), the purchasers of the Company’s Series A Preferred Stock listed in Exhibit B to this Agreement (collectively, the “New Investors” and each, without distinction among them, a “New Investor” and, together with the Existing Investors, the “Investors”) and each of the stockholders listed on Exhibit C hereto, each of which is referred to in this Agreement as a “Key Holder.”

RECITALS

The Company, the Key Holders and the Existing Investors are parties to an Investors’ Rights Agreement dated as of January 23, 2014 (the “Prior Agreement”).

The New Investors are holders of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), pursuant to that certain Series A Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”).

The obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

The Key Holders are parties to this Agreement solely for purposes of Sections 1, 2 (other than Sections 2.2, 2.4, 2.11 and 2.12) and 5.

In connection with the consummation of the sale and purchase of the Preferred Stock, the Company, the Key Holders and the Existing Investors desire to amend and restate the Prior Agreement in its entirety as set forth herein and, with the New Investors, enter into this Agreement in order to grant registration, information rights and other rights to the Investors as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1.                                      GENERAL.

1.1                               DEFINITIONS.

Capitalized terms not otherwise defined in this Agreement, shall have the following meanings:

(a)                                 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any partner, officer, director, manager or employee of such Person, and, with respect to a T. Rowe Price Investor, other funds and accounts managed by T. Rowe Price, and with respect to a Janus Investor, other funds and accounts managed by Janus.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Change in Control” means a sale of all or substantially all of the assets of the Company, or a merger, acquisition or sale of voting control of the Company in which the stockholders of the Company immediately prior to such transaction do not own a majority of the outstanding equity interests of the surviving entity or the Company, as the case may be, immediately following such transaction.

(d)                                 “Charter” means the Company’s Second Amended and Restated Articles of Incorporation in the form contemplated by the Purchase Agreement, as it may be amended and restated from time to time as permitted thereby.

(e)                                  “Common Stock” means the Company’s common stock, par value $1.00 per share.

(f)                                   “Equity Securities” means (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security, or (iv) any such warrant or right.

(g)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)                                 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(i)                                    “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(j)                                    “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(k)                                 “Janus” means Janus Capital Management LLC.

(l)                                    “Janus Investor” means those Investors that are advisory clients of Janus.

(m)                             “Key Holder Registrable Securities” means, solely with respect to the piggy back registration rights provided in Section 2.3 below, (a) the outstanding shares of Common Stock held by the Key Holders, and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities.

(n)                                 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(o)                                 “Proprietary Rights” means patents, trademarks, trade names, know-how, rights in trade dress and packaging, and shop rights, copyrights, inventions, trade secrets, service marks and all other intellectual property rights, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement.

(p)                                 “Qualified Public Offering” means a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended, and not subsequently withdrawn, in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Thirty-Five Million Dollars ($35,000,000).

(q)                                 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(r)                                  “Registrable Securities” means (a) Common Stock, (b) Common Stock issued or issuable upon conversion of Preferred Stock, (c) Common Stock issued or issuable upon conversion of Preferred Stock that is issued or issuable upon exercise of any Warrant, (d) Common Stock issued or issuable upon exercise of any Warrant, (e) any Shares issued (or issuable upon the conversion or exercise of any Warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities described in the foregoing clauses (a), (b), (c) or (d), in the case of any of (a) through (e) above, now owned or hereafter acquired by the Investors and/or their permitted assigns and (f) the Key Holder Registrable Securities, provided, however, that Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed “Holders” for the purposes of Sections 2.2, 2.4, 2.11 and 2.12 and Sections 3 and 4.  Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(s)                                   “Registrable Securities then outstanding” means the shares of the Company’s Common Stock that are Registrable Securities that are either: (a) then issued and outstanding or (b) issuable upon the exercise or conversion of exercisable or convertible securities including, without limitation, Preferred Stock.

(t)                                    “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed thirty-five thousand dollars ($35,000) of a single special counsel for the selling Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(u)                                 “Requisite Holders” shall mean the holders of two thirds of the Registrable Securities then outstanding held by the Investors.

(v)                                 “Rule 144” means Rule 144, as promulgated under the Securities Act, or any similar or analogous rule promulgated under the Securities Act.

(w)                               “SEC” or “Commission” means the Securities and Exchange Commission.

(x)                                 “Securities Act” shall mean the Securities Act of 1933, as amended.

(y)                                 “Selling Expenses” shall mean all stock transfer taxes, underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(z)                                  “Shares” shall mean the Preferred Stock and the Common Stock held by the Investors and their permitted assigns.

(aa)                          “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan, (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction, or (iii) a registration related to stock issued upon conversion of debt securities.

(bb)                          “Subsidiary” shall mean, with respect to any entity, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such entity or any Subsidiary of such entity or by such entity and one or more Subsidiaries of such entity.

(cc)                            “T. Rowe Price” shall mean T. Rowe Price Associates, Inc. and any successor or affiliated investment advisor to the T. Rowe Price Investors.

(dd)                          “T. Rowe Price Investors” shall mean those Investors that are advisory clients of T. Rowe Price.

2.                                      RESTRICTIONS ON TRANSFER; REGISTRATION.

2.1                               RESTRICTIONS ON TRANSFER.

(a)                                 Each party hereto agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i)                                    There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such party shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such party shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company (it being understood that (i) internal securities counsel of T. Rowe Price shall be deemed acceptable for transfers by any T. Rowe Price Investors and (ii) internal securities counsel of Janus shall be deemed acceptable for transfers by any Janus Investors) that such disposition will not require registration of such shares under the Securities Act and applicable state and foreign securities law.  Notwithstanding the foregoing, no such opinion of counsel shall be required in connection with any transfer of shares of Registrable Securities made in compliance with Rule 144.  After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

Notwithstanding the provisions of clauses (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a party hereto that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such corporation, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to such individual’s family member or trust for the benefit of such individual, (E) transfers pursuant to a merger or reorganization of a U.S. registered mutual fund, (F) transfers by any T. Rowe Price Investor to any Affiliate or any other entity managed by a registered investment advisor, or (G) transfers by any Janus Investor to any Affiliate or any other entity managed by a registered investment advisor; provided, however, that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he, she or it were an original party hereto.  Notwithstanding the provisions of clauses (i) and (ii) above or anything to the contrary in this Agreement, no party hereto shall make any disposition of all or any portion of the Shares or Registrable Securities to any competitor of the Company without prior written consent from the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b)                                 Each Investor shall be entitled to have a certificate, signed by, or in the name of the Company by the chairperson of the Board, vice-chairperson of the Board, president or a vice-president and which also may be signed by another officer of the Company, certifying the number of Shares or Registrable Securities owned by such Investor.  Each certificate representing Shares or Registrable Securities (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY

PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION).

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(c)                                  The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if such holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company (it being understood that internal securities counsel of T. Rowe Price or Janus, as applicable, shall be deemed acceptable) to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d)                                 Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

(e)                                  The Company shall keep its securities held by the Holders certificated physical form at least through the expiration or early release of the lock-up period as set forth in Section 2.13 below.

2.2                               DEMAND REGISTRATION.

(a)                                 Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of not less than fifty percent (50%) of the Registrable Securities then outstanding (the “Initiating Holders”), that the Company file a registration statement under the Securities Act covering the registration of all or a portion of the Registrable Securities held by such Initiating Holders, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, the Company shall use its commercially reasonable efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.2(a) or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the managing underwriter or underwriters determine that the proposed number of securities to be underwritten would adversely affect the marketing of such securities, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in such underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities of the Company other than Registrable Securities are first entirely excluded from such underwriting and registration.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)                                    prior to one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii)                                after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii)                            if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Twenty-Five Million Dollars ($25,000,000);

(iv)                             during the period starting with the date of filing of, and ending on the date ninety (90) days following the effective date of, a non-Initial Offering registration statement, other than pursuant to a Special Registration Statement; provided, however, that the Company makes a reasonable good faith effort to effect such registration as soon thereafter as practicable;

(v)                                 if within thirty (30) days of receipt of a written request from the Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement, within ninety (90) days of the time of request;

(vi)                             if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the

Board stating that in the good faith judgment of the Board, it would be detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period;

(vii)                         if the Company and the Initiating Holders are unable to obtain the commitment of an underwriter to firmly underwrite the offer; or

(viii)                     if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below.

In addition to the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any such registration statement pursuant to this Section 2.2 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

2.3                               PIGGYBACK REGISTRATIONS.

The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act covering the sale of the Company’s securities to the public, whether for its own account or for the account of other security holders or both (but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after such Holder receives the above-described notice from the Company, so notify the Company in writing, and the Company will use its commercially reasonable efforts to cause the Registrable Securities so requested by such Holder to be included in such registration statement.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)                                 Underwriting.  If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their

Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Agreement, if the managing underwriter or underwriters determine in good faith that the proposed number of securities to be underwritten would adversely affect the marketing of such securities, then the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders (including the Key Holders) on a pro rata basis based on the total number of Registrable Securities held by such Holders; third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration without the written consent of the holders of a majority of the Registrable Securities then outstanding, including the majority such Registrable Securities held by the Investors, unless such offering is a Qualified Public Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause.  In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by the Holders without the written consent of Holders of not less than a majority in interest of the Registrable Securities proposed to be sold in the offering, including the majority in interest of such Registrable Securities held by the Investors, if any.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members and stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4                               FORM S-3 REGISTRATION.

If at any time the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company file a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will use its commercially reasonable efforts to:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4 if any of the following apply:

(i)                                    if such request is made prior to one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; or

(ii)                                if Form S-3 is not available for such offering by the Holders; or

(iii)                            if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Million Dollars ($5,000,000); or

(iv)                             if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within one hundred twenty (120) days, other than pursuant to a Special Registration Statement; provided, that such Holders were permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof ; or

(v)                                 if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period; or

(vi)                             if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4.

In addition to the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any such registration statement pursuant to this Section 2.4 in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(c)                                  Subject to the foregoing, the Company shall use its commercially reasonable efforts to file a registration statement on Form S-3 to register the Registrable Securities so requested to be registered as soon as practicable after receipt of the requests of the Holders.  Whenever the Company is required by this Section 2.4 to use its commercially reasonable efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Section 2.2 shall apply to such registration.  Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2.

2.5                               EXPENSES OF REGISTRATION.

Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2.2, 2.3 or 2.4 hereof shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.  The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders or the requesting Holder or Holders under Section 2.4, as the case may be, or because a sufficient number of Holders have withdrawn so that the minimum offering conditions set forth in Sections 2.2 and 2.4 are no longer satisfied, unless (a) the withdrawal is based upon material adverse information concerning the Company that is different from the information known or available (upon request from the Company or otherwise) to the Initiating Holders at the time of such request or (b) the Holders of at least a majority in interest of Registrable Securities then outstanding agree to forfeit their right to one requested registration pursuant to Section 2.2, in which event such right shall be forfeited by all Holders.  If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.  If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights to a demand registration pursuant to Section 2.2.

2.6                               OBLIGATIONS OF THE COMPANY.

Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible, use its commercially reasonable efforts to:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective until the earlier of ninety (90) days after the effective date of such registration statement (to be measured from the expiration of any lock-up period related to such registration, if applicable) or until the Holder or Holders have completed the distribution or sale of such Registrable Securities; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable

Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose (i) any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company or its stockholders, (ii) a potentially significant transaction or event involving the Company, or (iii) any negotiations, discussions, or proposals directly relating thereto.  No more than two (2) such Suspension Periods shall occur in any twelve (12) month period.  In the event that the Company shall exercise its suspension rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period.  The Company shall not register any securities for its own account or that of any other stockholder during the Suspension Period other than pursuant to a Special Registration Statement.  The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of at least a majority in interest of the Registrable Securities proposed to be sold by the Initiating Holders, which consent shall not be unreasonably withheld.  If so directed by the Company, the Initiating Holders shall use their reasonable efforts to deliver to the Company (at the Company’s expense) or destroy all copies, other than permanent file copies then in such Initiating Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.  The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)                                  Furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and the prospectus included therein, including each preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities covered by such registration statement.

(d)                                 Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the sellers of Registrable Securities, or in the case of an underwritten public offering, the managing underwriter, reasonably shall request; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions except to the extent the Company is already subject to service in such jurisdiction or is otherwise so required.

(e)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                   Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                                 Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h)                                 Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that in the case of a registration effected pursuant to Section 2.2 above, which registration constitutes the Initial Offering, the Registrable Securities shall be listed on a national securities exchange or the NASDAQ National Market System.

(i)                                    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number, if available, for all such Registrable Securities, in each case not later than the effective date of such registration

(j)                                    Make available to each Holder of Registrable Securities covered by such registration statement, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

(k)                                 Advise each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

(l)                                    Cooperate with the Holders of Registrable Securities covered by such registration statement and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two business days prior to any sale of Registrable Securities.

2.7                               TERMINATION OF REGISTRATION RIGHTS.

All registration rights granted under this Section 2 shall terminate and be of no further force and effect upon the earlier of: (a) three (3) years after the date of the Initial Offering or (b) with respect to each Holder, when all Registrable Securities held by and issuable to such Holder (and its Affiliates) may be sold without any volume limitation under Rule 144 during any ninety (90) day period.

2.8                               FURNISHING INFORMATION.

(a)                                 No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)                                 It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company in writing such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

2.9                               INDEMNIFICATION.

In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse, as incurred, each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)                                 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, managers or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, manager, trustee, officer, controlling person, underwriter or other such Holder, or partner, director, manager, trustee, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law (collectively, a “Holder Violation”), in each case, to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder to the Company expressly for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, manager, officer, controlling person, underwriter or other Holder, or partner, officer, director, manager or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld or delayed; provided further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds from the offering received by such Holder when combined with any amounts contributed under Section 2.9(d) by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)                                 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violations(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder, when combined with any amounts contributed under Section 2.9(b), exceed the net proceeds from the offering received by such Holder.

(e)                                  The obligations of the Company and the Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f)                                   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.10                        ASSIGNMENT OF REGISTRATION RIGHTS.

The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that is an Affiliate of such Holder or pursuant to a transfer otherwise permitted under Section 2.1(a) or (b); provided, however, (i) the transferor shall, at least ten (10) days prior to such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11                        AMENDMENT OF REGISTRATION RIGHTS.

Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Requisite Holders.  Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company.  By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12                        LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS.

After the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu with, or senior to, those granted to the Holders hereunder, other than a right to a Special Registration Statement.

2.13                        “MARKET STAND-OFF” AGREEMENT.

Each Holder hereby agrees, if so requested by the Company and the representative of the underwriters of the Common Stock (or other securities) of the Company (the “Underwriter Representative”), that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during (i) the 180-day period following the effective date of the Initial Offering and (ii) with respect to any registration other than the Initial Offering pursuant to which the Holder is participating, the 90-day period following such registration; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.  Any discretionary waiver or termination of the restrictions or any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.  Notwithstanding anything herein to the contrary, the provisions of this Section 2.13 shall not apply to any shares purchased in the Initial Offering or in the secondary market following the Initial Offering.

2.14                        AGREEMENT TO FURNISH INFORMATION.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter that are consistent with such Holder’s and such Holder’s obligations under Section 2.13 or that are necessary to give further effect thereto.  In addition, if requested by the Company or the Underwriter Representative, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such Underwriter Representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in Section 2.13 and this Section 2.14 shall not apply to a Special Registration Statement.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the period determined pursuant to Section 2.13.  Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Section 2.13 and this Section 2.14.  The lead managing underwriters of the Company’s stock are intended third party beneficiaries of Section 2.13 and this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.15                        RULE 144 REPORTING.

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                                 Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)                                 File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)                                  So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.16                        CHANGES IN COMMON STOCK OR PREFERRED STOCK.

If, and as often as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination, recapitalization, reclassification and the like, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock and the Preferred Stock as so changed.

3.                                      COVENANTS OF THE COMPANY.

3.1                               BASIC FINANCIAL INFORMATION AND REPORTING.

(a)                                 The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.  The Company shall, at all times, properly maintain consolidated records of its corporate affairs, including, without limitation, a corporate minute book containing a complete summary of all meetings of directors and stockholders since the time of incorporation.

(b)                                 As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred thirty-five (135) days thereafter, the Company shall furnish to T. Rowe Price, on behalf of the T. Rowe Price Investors, and to Janus, on behalf of the Janus Investors, a consolidated balance sheet of the Company and its Subsidiaries, as of the end of such fiscal year, and a consolidated statement of income, a consolidated statement of cash flows and a statement of stockholders’ equity of the Company and its Subsidiaries, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail.  Such financial statements shall be accompanied by a report and opinion thereon by independent certified public accountants selected by the Board.

(c)                                  The Company shall furnish to T. Rowe Price, on behalf of the T. Rowe Price Investors, and to Janus, on behalf of the Janus Investors, as soon as practicable after the end of each fiscal quarter, and in any event within sixty (60) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries, as of the end of each such quarter, and a consolidated statement of income, a consolidated statement of cash flows and a statement of stockholders’ equity of the Company and its Subsidiaries for such quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.  The delivery of such financial statements shall be accompanied by a current capitalization table of the Company.

(d)                                 The Company shall promptly and accurately respond, and shall use its best efforts to cause its transfer agent to promptly respond, to (i) requests for information made by T. Rowe Price on behalf of T. Rowe Investors relating to (a) accounting or securities law matters required in connection with its audit or (b) the actual holdings of the T. Rowe Price Investors, including in relation to the total outstanding shares and (ii) requests for information made by Janus on behalf of Janus Investors relating to (a) accounting or securities law matters required in connection with its audit or (b) the actual holdings of the Janus Investors, including in relation to the total outstanding shares; provided however, that in no event will the Company be obligated to provide any such information that could reasonably result in a violation of applicable law or conflict with the Company’s insider trading policy or a confidentiality obligation of the Company.  These rights shall expire at the point at which no T. Rowe Price Investor (with respect to the rights of T. Rowe Price) or Janus Investor (with respect to the rights of Janus) holds any Equity Securities of the Company that are restricted under the Securities Act.

3.2                               INSPECTION RIGHTS.

Each Investor and its representatives (including, without limitation, its lawyers and accountants) that is not a former officer or employee of, or consultant to, the Company shall have the right to inspect the premises and the books and records of the Company at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board determines in good faith is confidential and should not, therefore, be disclosed (it being understood that no T. Rowe Price Investor or Janus Investor shall be deemed a competitor of the Company). The Company shall make such books and records available for inspection by such Investor and such of its representatives as such Investor shall designate in writing to the Company upon giving notice of any such inspection.

3.3                               CONFIDENTIALITY OF RECORDS.

Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of or reference to the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor that is not a direct competitor of the Company, if such prospective purchaser agrees to be bound by the provisions of this Section 3.3; (iii) to any Affiliate, partner, member, stockholder, or wholly owned Subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) as may otherwise be required by law or regulation, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure or (v) with respect to T. Rowe Price Investors, as would otherwise be permitted pursuant to Section 5 of that certain Nondislosure Agreement by and between the Company and T. Rowe Price, dated as of July 17, 2013.  For the sake of clarity, nothing contained in this Section 3.3 shall in any way restrict or impair the obligations of T. Rowe Price to report the investment of its advisory clients (as Investors) or of Janus to report the investment of its advisory clients (as Investors) in the Company, in accordance with applicable laws and regulations, without any requirement of prior notice to the Company.  The Company acknowledges that the Investors are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company.  Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

3.4                               MEETINGS OF DIRECTORS.

The Company will hold meetings of the Board not less than four (4) times a year on a quarterly basis.

3.5                               EXPENSES OF DIRECTORS; REMOTE PARTICIPATION BY DIRECTORS AND OBSERVERS.

The Company will promptly reimburse in full, each director of the Company who are not employees of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.  The Company will make available to each director and board observer of the Company who is unable to attend such meetings in person, participation at such meetings by teleconference and/or the Internet.

3.6                               PUBLICITY.

The Company shall not use the name of any Investor, T. Rowe or Janus in any written manner, context or format (including reference on or links to websites, press releases, etc.) without the prior review and written approval of such Investor or, with respect to T. Rowe Price and the T. Rowe Price Investors, T. Rowe Price, or with respect to Janus and the Janus Investors, Janus.

3.7                               ASSIGNMENT OF RIGHT OF FIRST REFUSAL.

In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital (other than pursuant to the Co-Sale Agreement (as defined in the Purchase Agreement)), the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to (a) first, the Key Holders and their respective affiliates, family members and estate planning vehicles, and (b) second, the Investors.  In the event of such assignment, each Key Holder shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred.  Each Key Holder’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of outstanding shares of Common Stock held by such Key Holder as the case may be, at the time of the proposed transfer and the denominator of which is the number of outstanding shares of Common Stock owned by all Key Holders at the time of such proposed transfer.  If the Key Holders do not effect the purchase all of such capital stock within 30 days of notice from the Company, then each Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred and not so purchased (the “Remaining Shares”).  Each Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of Remaining Shares by (ii) a fraction, the numerator of which is the number of outstanding shares of Common Stock issued or issuable upon the conversion of the Preferred Stock held by such Investor at the time of the proposed transfer and the denominator of which is the number of outstanding shares of Common Stock issued or issuable upon the conversion of the Preferred Stock owned by all Investors at the time of such proposed transfer.  All restricted stock, stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to a right of first refusal in favor of the Company.

3.8                               RESTRICTIVE AGREEMENTS PROHIBITED.

Neither the Company nor any of its Subsidiaries shall become a party to any agreement which by its terms creates a material restriction on the Company’s performance, or ability to perform, any of this Agreement.

3.9                               TERMINATION OF COVENANTS.

Excepting Sections 3.8 and this Section 3.9, all covenants of the Company and each Subsidiary, if and when such Subsidiary exists, contained in Section 3 of this Agreement shall expire and terminate as to each Investor or holder of Registrable Securities, as applicable, upon the earlier of (a) the closing of the Initial Offering, or (b) the occurrence of a Change in Control.

4.                                      PARTICIPATION RIGHTS.

4.1                               SUBSEQUENT OFFERINGS.

Each Investor shall have a right to purchase such Investor’s pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof.  Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s outstanding Common Stock (treating all shares of convertible preferred stock to acquire convertible preferred stock on an as-converted to common stock basis and including all shares of Common Stock issuable upon the exercise of outstanding options) which such Investor holds of record immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (treating all shares of convertible preferred stock on an as-converted to common stock basis and including all shares of Common Stock issuable upon the exercise of outstanding options) immediately prior to the issuance of such Equity Securities.

4.2                               EXERCISE OF RIGHTS.

If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  Each Investor shall have ten (10) business days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor that would cause the Company to be in violation of applicable Federal or state securities laws by virtue of such offer or sale.

4.3                               ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS.

If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investors that have so elected (the

“Participating Investors”) and offer the Participating Investors the right to acquire such unsubscribed shares.  Each Participating Investor shall have ten (10) business days after receipt of such notice to notify the Company of such Participating Investor’s election to purchase all or a portion thereof of the unsubscribed shares.  If the Investors fail to exercise in full the participation rights set forth in Section 4.2 hereof and this Section 4.3, the Company shall have one hundred twenty (120) days thereafter to sell the Equity Securities in respect of which the Investors’ rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company’s original notice of the sale of such Equity Securities to the Investors pursuant to Section 4.2 hereof.  If the Company has not sold such Equity Securities within one hundred twenty days (120) days of such notice, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.

4.4                               TERMINATION AND WAIVER OF PARTICIPATION RIGHTS.

The participation rights established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the closing of a Qualified Public Offering, (ii) the closing of an Initial Offering which results in the Preferred Stock being converted into Common Stock, or (iii)  the occurrence of a Change in Control.

4.5                               AMENDMENT AND WAVIER.

The participation rights set forth in this Section 4 may be amended, or any provision waived with the written consent the Requisite Holders or as permitted by Section 5.5.

4.6                               TRANSFER AND ALLOCATION OF PARTICIPATION RIGHTS.

The participation rights set forth in this Section 4 are transferable to the same parties, and subject to the same limitations, as are set forth for registration rights in Section 2.10 hereof.  Notwithstanding anything to the contrary in this Section 4, (i) T. Rowe Price may, in its discretion, elect in writing to allocate the participation rights set forth in this Section 4 among the T. Rowe Price Investors as it may determine in its sole discretion, and the Company shall adhere to any such written election provided to the Company so long as T. Rowe Price otherwise complies with the provisions of this Section 4 and (ii) Janus may, in its discretion, elect in writing to allocate the participation rights set forth in this Section 4 among the Janus Investors as it may determine in its sole discretion, and the Company shall adhere to any such written election provided to the Company so long as Janus otherwise complies with the provisions of this Section 4.

4.7                               EXCLUDED SECURITIES.

The participation rights set forth in this Section 4 shall not apply to the following Equity Securities:

(a)                                 shares of Common Stock issued upon conversion of the Preferred Stock or as a dividend or distribution on the Preferred Stock;

(b)                                 shares of Common Stock and/or options or other purchase rights and the shares of Common Stock issued pursuant to such options or other purchase rights issuable or issued to employees, advisors, consultants, directors or advisory board members (other than Jeff Rowe and Phil Hagerman and their respective Affiliates) pursuant to one or more plans, agreements or similar arrangements approved by the Board and not to exceed in the aggregate such number of shares that would represent 20% of the fully-diluted capitalization of the Company as of the date of sale and issuance of the applicable Equity Securities and after giving effect to such issuance;

(c)                                  shares of Common Stock issued upon the exercise or conversion of warrants or convertible securities outstanding as of the date hereof; or

(d)                                 Equity Securities issued in connection with mergers, acquisitions, strategic transactions, joint ventures, equipment leasing, debt financings and commercial transactions approved by the Board.

5.                                      MISCELLANEOUS.

5.1                               GOVERNING LAW; CONSENT TO JURISDICTION.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state or federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

5.2                               SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3                               ENTIRE AGREEMENT.

This Agreement, the Exhibits hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.4                               SEVERABILITY.

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5                               AMENDMENT AND WAIVER.

(a)                                 Except as otherwise expressly provided herein, this Agreement may be amended or modified only upon the written consent of the Company and the Requisite Holders.  Any such amendment or modification effected in accordance with this Section 5.5(a) shall be binding on all parties hereto, even if they do not execute such consent.

(b)                                 Subject to Section 5.5(c) below, any party hereto may waive compliance with any agreements, covenants or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c)                                  Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of at a majority in interest of the Registrable Securities.  Any such waiver effected in accordance with this Section 5.5(c) shall be binding on all parties hereto, even if they do not execute such consent.  Each Holder acknowledges that by the operation of this paragraph, the Requisite Holders will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

(d)                                 Notwithstanding Section 5.5(a) above, any amendment, modification or waiver which adversely affects the registration rights of the Key Holders under Section 2.3 in a different manner than the other Holders shall also require the written consent of the holders of at least a majority of the then-outstanding Registrable Securities held by the Key Holders.

(e)                                  For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.6                               DELAYS OR OMISSIONS.

It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.7                               NOTICES.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages or Exhibit attached hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.8                               ATTORNEYS’ FEES.

In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9                               TITLES AND SUBTITLES.

The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10                        AGGREGATION OF STOCK.

All shares of Registrable Securities held or acquired by Affiliated entities or persons, or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.11                        COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile, PDF or TIF signatures.

5.12                        SPECIFIC PERFORMANCE.

In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Holder shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

SIGNATURES ON THE FOLLOWING PAGES

The parties hereto have executed this FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE COMPANY:

DIPLOMAT PHARMACY, INC.

By:	/s/ Philip Hagerman
Philip Hagerman
Its: Chief Executive Officer

ADDRESS:

c/o Diplomat Pharmacy, Inc.
4100 South Saginaw Street
Flint, MI 48507
Fax: (810) 282-0195
Attention: Chief Financial Officer

DIPLOMAT PHARMACY, INC.

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

EXISTING INVESTORS:

T. ROWE PRICE HEALTH SCIENCES FUND, INC.
TD MUTUAL FUNDS — TD HEALTH SCIENCES FUND
VALIC COMPANY I — HEALTH SCIENCES FUND
T. ROWE PRICE HEALTH SCIENCES PORTFOLIO
JOHN HANCOCK VARIABLE INSURANCE TRUST — HEALTH SCIENCES TRUST
JOHN HANCOCK FUNDS II — HEALTH SCIENCES FUND

By:	T. ROWE PRICE ASSOCIATES, INC.,
Investment Adviser

By:	/s/ Zlad Bakri

Name: Zlad Bakri, Vice President

Title: Analyst

T. ROWE PRICE NEW HORIZONS FUND, INC.
T. ROWE PRICE NEW HORIZONS TRUST
T. ROWE PRICE U.S. EQUITIES TRUST

By:	T. ROWE PRICE ASSOCIATES, INC.,
Investment Adviser

By:	/s/ Henry Ellenbogen

Name: Henry Ellenbogen

Title: Vice President

DIPLOMAT PHARMACY, INC.

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

NEW INVESTORS:

JANUS GLOBAL LIFE SCIENCES FUND
JANUS CAPITAL FUNDS PLC JANUS GLOBAL LIFE SCIENCES FUND

By:	/s/ Andrew Acker

Name: Andrew Acker

Title: Authorized Person

JANUS TRITON FUND
JANUS VENTURE FUND
JANUS CAPITAL FUNDS PLC JANUS US VENTURE FUND

By:	/s/ Jonathan Coleman

Name: Jonathan Coleman

Title: Authorized Person

DIPLOMAT PHARMACY, INC.

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

KEY HOLDERS:*

By	/s/ Jeffrey M. Rowe
Jeffrey M. Rowe

PHILIP HAGERMAN REVOCABLE TRUST		THE 2007 HAGERMAN FAMILY GST TRUST U/T/A 6/1/2007
DATED SEPTEMBER 6, 1991, AS AMENDED

By	/s/ Philip R. Hagerman	By	/s/ Jocelyn Hagerman
	Philip R. Hagerman, its Trustee		Jocelyn Hagerman, its Trustee

		By	/s/ Kerry Hayes
Kerry Hayes, its Trustee

THE JH GST TRUST U/T/A 5/1/2007		THE ROWE FAMILY TRUST

By	/s/ Philip R. Hagerman	By	/s/ Michele Ramo
	Philip R. Hagerman, its Trustee		Michele Ramo, its Trustee

* Signing solely for purposes of Sections 1, 2 (other than Sections 2.2, 2.4, 2.11 and 2.12) and 5.

DIPLOMAT PHARMACY, INC.

FIRST AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF EXISTING INVESTORS

Name	Address	# of Shares Preferred Stock
T. Rowe Price Health Sciences Fund, Inc.	*	112
TD Mutual Funds - TD Health Sciences Fund	*	6
VALIC Company I - Health Sciences Fund	*	7
T. Rowe Price Health Sciences Portfolio	*	5
John Hancock Variable Insurance Trust - Health Sciences Trust	*	3
John Hancock Funds II - Health Sciences Fund	*	7
T. Rowe Price New Horizons Fund, Inc.	*	193
T. Rowe Price New Horizons Trust	*	18
T. Rowe Price U.S. Equities Trust	*	0.32097

TOTAL:		351.32097

* Address for Notices:

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Attn: Andrew Baek, Vice President and Senior Legal Counsel

Phone:  410-345-2090

E-mail: andrew_baek@troweprice.com

A-1

EXHIBIT B

SCHEDULE OF NEW INVESTORS

Name	Address	# of Shares Preferred Stock
Janus Global Life Sciences Fund	*	70.176
Janus Triton Fund	*	201.1571
Janus Venture Fund	*	81.0076
JANUS CAPITAL FUNDS PLC JANUS GLOBAL LIFE SCIENCES FUND	*	16.105
JANUS CAPITAL FUNDS PLC JANUS US VENTURE FUND	*	10.981

TOTAL:		379.4267

* Address for Notices:

Janus Capital Management LLC

151 Detroit Street

Denver, CO 80206

Attn: Angela Morton

Phone:  303-336-4358

E-mail: Angela.morton@janus.com

A-1

EXHIBIT C

SCHEDULE OF KEY HOLDERS

Name	Address	# of Shares Class A Common Stock	# of Shares Class B Common Stock
Philip Hagerman Revocable Trust Dated September 6, 1991, As Amended	*	195	1151.99501
The 2007 Hagerman Family GST Trust U/T/A 6/1/2007	*	0	544.24340
The JH GST Trust U/T/A 5/1/2007	*	0	613.46037
The Rowe Family Trust	*	0	65
Jeffrey M. Rowe	*	0	293.13659

* Address for Notices:

c/o Diplomat Pharmacy, Inc.

4100 South Saginaw Street

Flint, MI 48507

Fax: (810) 282-0195

Attention:  Chief Financial Officer

A-1